EXHIBIT 99.2

BRADSON CORPORATION

CONDENSED UNAUDITED FINANCIAL STATEMENTS

TABLE OF CONTENTS

Condensed Unaudited Balance Sheet as of June 30, 2006	1

Condensed Unaudited Statements of Income for the Six Months Ended June 30, 2006 and June 24, 2005	2

Condensed Unaudited Statement of Stockholders’ Equity for the Six Months Ended June 30, 2006	3

Condensed Unaudited Statements of Cash Flows for the Six Months Ended June 30, 2006 and June 24, 2005	4

Notes to Condensed Unaudited Financial Statements	5

BRADSON CORPORATION

CONDENSED UNAUDITED BALANCE SHEET

JUNE 30, 2006

(IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

June 30, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$5,414
Trade receivables	4,878
Prepaid expenses and other current assets	31

Total current assets	10,323
Fixed assets, net	193
Other assets, net	35

Total assets	$10,551

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other accrued liabilities	$107
Accrued payroll-related expenses	2,087

Total current liabilities	2,194

Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 1,000 shares authorized, 778 issued and outstanding	219
Retained earnings	8,138

Total stockholders’ equity	8,357

Total liabilities and stockholders’ equity	$10,551

SEE NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS.

BRADSON CORPORATION

CONDENSED UNAUDITED STATEMENTS OF INCOME

(IN THOUSANDS)

	Six Months Ended
	June 30, 2006	June 24, 2005
Contract Revenue	$14,761	$9,685

Cost of Sales:
Direct labor	6,300	4,114
Fringe	1,827	1,236
Subcontractors	—	2
Other direct costs	135	67

Gross profit	6,499	4,266

General and administrative expense	963	735
Overhead expense	224	209
Other expense	112	100

Operating income	5,200	3,222

Investment and interest income	66	36

Net income	$5,266	$3,258

SEE NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS.

BRADSON CORPORATION

CONDENSED UNAUDITED STATEMENT OF STOCKHOLDERS’ EQUITY

SIX MONTHS ENDED JUNE 30, 2006

(IN THOUSANDS)

	Common Stock	Retained Earnings	Total
Balance at December 31, 2005	$219	$3,228	$3,447
Net income	—	5,266	5,266
Distributions ($.5 per share)	—	(356)	(356)

Balance at June 30, 2006	$219	$8,138	$8,357

SEE NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS.

BRADSON CORPORATION

CONDENSED UNAUDITED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Six Months Ended
	June 30, 2006	June 24, 2005
Cash flows from operating activities:
Net income	$5,266	$3,258
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	35	26
(Increase) decrease in operating assets:
Trade receivables	(858)	(504)
Prepaid expenses and other current assets	(20)	(7)
Other assets, net	—	15
Increase (decrease) in operating liabilities:
Accounts payable and other accrued liabilities	(161)	261
Accrued payroll-related expenses	943	797

Cash provided by operating activities	5,205	3,846

Cash flows from investing activities:
Purchases of available-for-sale investment	—	(4)
Purchases of fixed assets	(36)	(40)

Cash used in investing activities	(36)	(44)

Cash flows from financing activities:
Distributions paid to stockholders	(368)	(84)

Cash used in financing activities	(368)	(84)

(Decrease) increase in cash and cash equivalents	4,801	3,718
Cash and cash equivalents at the beginning of the period	613	2,343

Cash and cash equivalents at the end of the period	$5,414	$6,061

SEE NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS.

BRADSON CORPORATION

NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2006

(IN THOUSANDS)

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

NATURE OF BUSINESS

Bradson Corporation (“Bradson”), was incorporated in November 1982, under the laws of the State of Rhode Island. The Company provides Financial and Business Solutions (“FABS”) and other technical services to U.S. government and commercial organizations, primarily in the Washington, D.C. metropolitan area.

BASIS OF PRESENTATION

The accompanying unaudited financial statements include the accounts of Bradson. These unaudited financial statements should be read in conjunction with the financial statements and notes thereto as of and for the year ended December 31, 2005 that are included elsewhere in this report. Bradson’s results for any interim period are not necessarily indicative of results for a full year or any other interim period.

INTERIM FINANCIAL INFORMATION

The unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and, in management’s opinion, include all adjustments necessary for a fair presentation of results for the periods presented.

Interim financial information for 2005 is as of June 24, 2005 due to Bradson’s internal calendar for June ending on that date.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2. TRADE RECEIVABLES

Trade Receivables at June 30, 2006, consist of the following:

Billed receivables	$4,795
Unbilled receivables	70
Other	13

$4,878

NOTE 3. ACQUISITION OF BRADSON BY KFORCE INC.

On October 1, 2006, Kforce Inc. (“Kforce”) entered into and closed a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among Kforce, Bradson, Kforce Government Holdings Inc., a Florida corporation and a wholly-owned subsidiary of Kforce (“KGH”), Ronald M. Bradley (“Bradley”), Barbara J. Lewis (“Lewis”) and David M. Halstead (“Halstead”) (collectively, Bradley, Lewis and Halstead are referred to as the “Shareholders”) and Ronald M. Bradley in his capacity as the Representative.

Pursuant to the terms of the Stock Purchase Agreement, KGH acquired all of the outstanding capital stock of Bradson for total purchase consideration of $73,000 (the “Purchase Consideration”), which was subject to Bradson delivering a minimum of $4,000 in working capital at the time of closing. In addition to $73,000 in cash consideration paid for all of the outstanding capital stock of Bradson, Kforce has incurred other costs in conjunction with the acquisition which will be capitalized as a part of the final purchase price. The cash consideration paid by KGH was comprised of borrowings under Kforce’s credit facility. On October 2, 2006, KGH placed into escrow $5,000 of the total Purchase Consideration to secure Bradson’s indemnification obligations, and to satisfy certain adjustments to the purchase price. KGH, Bradson, and the Shareholders have made certain customary representations, warranties and covenants in the Stock Purchase Agreement. Kforce is a party to the Stock Purchase Agreement as a guarantor of the performance of all obligations of KGH, including all obligations to make the payments of the Purchase Consideration to the Shareholders.